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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                               LOISLAW.COM, INC.


                                   ARTICLE I

     The name of the corporation is Loislaw.com, Inc. (the "Corporation").

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE IV

     A.   Authorized Shares.  The aggregate number of shares of capital stock
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that the Corporation shall have the authority to issue is 60,000,000 consisting of (i) 50,000,000 shares of common stock, par value $.001 per share ("Common Stock"), and (ii) 10,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock").

     B.   Common Stock.
          ------------

          1. Dividends. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable in cash, in property, or in shares of Common Stock or other securities of the Corporation.

          2. Voting Rights. At every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Corporation.

          3. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock may be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.
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          4. Redemption.  The Common Stock is not redeemable.

     C.   Preferred Stock.  Shares of Preferred Stock may be issued from time to
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time in one or more series, without further stockholder approval.  Pursuant to
Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation is hereby authorized, by resolution or resolutions, to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE V

     The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders:

     A. The directors, other than those who may be elected by the holders of the Preferred Stock or any series thereof, shall be classified, with respect to the time for which they severally hold office, into three classes, Class One to serve for a term expiring at the annual meeting of stockholders to be held in 2000, Class Two to serve for a term expiring at the annual meeting of stockholders to be held in 2001, and Class Three to serve for a term expiring at the annual meeting of stockholders to be held in 2002, with each class to hold office until its successors are duly elected and qualified or until their earlier resignation, death or removal. At each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the Bylaws of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualified or until their earlier resignation, death or removal. The directors who shall initially serve as Class One directors, Class Two directors and Class Three directors are set forth in Article VIII of this Certificate of Incorporation.

     B. The number of directors constituting the entire Board of Directors of the Corporation is four. Subject to the provisions of law and the rights of holders of the Preferred Stock or any series thereof, the number of directors of the Corporation may be increased or decreased from time to time pursuant to the Bylaws of the Corporation. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director, and no action shall be taken by the directors (whether through amendment to the Bylaws or otherwise) to increase the number of directors unless at least 75% of the directors then in office shall concur in said action.

     C. Advance notice of nominations for the election of directors and other stockholder proposals shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

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     D.   Subject to the provisions of law and the rights of holders of the
Preferred Stock or any series thereof, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence of this paragraph shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified.

     E. Subject to provisions of law and the rights of the holders of the Preferred Stock or any series thereof, any director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of voting capital stock of the Corporation, voting together as a single class. For purposes of this paragraph, "cause" shall mean the willful and continuous failure of a director substantially to perform such director's duties to the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

     F. The Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the Bylaws, subject only to such limitation, if any, as may be from time to time imposed by law.

     G. Any merger or consolidation between the Corporation and any other corporation or business entity that requires the approval of the stockholders of the Corporation under the provisions of the Delaware General Corporation Law, or a sale, lease or exchange of all or substantially all of the assets of the Corporation, or a voluntary dissolution of the Corporation, may be authorized only by the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote thereon (including the affirmative vote of the holders of at least two-thirds of the shares of any class or series of capital stock entitled to vote separately thereon).

     H. The stockholders of the Corporation shall not be permitted to take any action required or permitted to be taken at any meeting of the stockholders of the Corporation by a written consent or consents of the holders of less than all of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

     I. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

     J. The provisions of this Article V may only be amended by the vote of the holders of at least two-thirds of the capital stock of the Corporation issued, outstanding and entitled to vote thereon (including the holders of at least two-thirds of the issued and outstanding shares or any class or series entitled to vote separately thereon).

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                                   ARTICLE VI

     No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VII

     To the fullest extent permitted by applicable law, the Corporation shall indemnify any officer or director as set forth in the Bylaws of the Corporation, pursuant to Section 145 of the Delaware General Corporation Law.

                                  ARTICLE VIII

     The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until the expiration of their respective terms, as set forth in the Bylaws of the Corporation, and until their respective successors are duly elected and qualified, are as follows:

     Name                     Mailing Address                 Director Class
     ----                     ---------------                 --------------

     Kyle D. Parker           105 North 28/th/ Street         Three
                              Van Buren, Arkansas 72956

     Mark O. Beyland          105 North 28/th/ Street         Three
                              Van Buren, Arkansas 72956

     Robert Ammerman          85 Merrimac Street, Suite 200   Two
                              Boston, Massachusetts 02114

     Hannah Stone             767 Fifth Avenue, 45/th/ Floor  One
                              New York, New York 10153


                                   ARTICLE IX

     The name of the incorporator of the Corporation is Kenn W. Webb, and the mailing address of such incorporator is Thompson & Knight, P.C., 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201.

     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, does make

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this Certificate, hereby declaring and certifying that the facts herein are true, and accordingly has hereunto set his hand as of the 15th day of June, 1999.

                                                  /s/ Kenn W. Webb
                                                  ---------------------------
                                                  Kenn W. Webb

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